EXHIBIT 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Completes Acquisition
of Aqua Maine, Inc.

Clinton, Connecticut, January 3, 2012 — Connecticut Water Service, Inc. (NASDAQ: CTWS) (the “Company” or “Connecticut Water”) announced today that it has completed the acquisition of Aqua Maine, Inc., a subsidiary of Aqua America, Inc. (NYSE:WTR). Aqua Maine, which will be renamed The Maine Water Company, serves over 16,000 customers, or a population of 48,000 people in 20 communities in the state of Maine.

“This is an important milestone for Connecticut Water and Maine Water,” stated Eric W. Thornburg, Connecticut Water’s Chairman, President and Chief Executive Officer. He explained, “Connecticut Water has increased its customer base by 18% with this acquisition and will benefit from weather and regulatory diversity. Maine customers now represent a significant part of Connecticut Water, a New England water utility company with a proven track record of serving customers and communities.”

Judy E. Wallingford, president of Maine Water, who had also served as president of Aqua Maine, stated, “ Since all Maine employees are being retained, our customers will continue to be served by the same employees and will continue to call our customer service folks in Maine.  With the details of the transaction now concluded, we are looking forward to aligning with Connecticut Water and working with our similar New England cultures to offer the best service possible.”

Ms. Wallingford notes that, as part of the regulatory approval issued by the Maine Public Utilities Commission (MPUC), Maine Water will not seek a rate increase for any of its divisions in 2012, and there will be no short- or long-term rate or service impacts as a result of the acquisition. She added, “Great care has been taken to work through the transition to Maine Water and we are confident that it will be seamless for our customers.”

According to Mr. Thornburg, “The Company now has a platform to grow in New England and along the east coast.” He stated, “Connecticut Water and Maine Water share a common culture that is based on serving customers, communities and employees while honoring commitments to shareholders.” Connecticut Water now serves 106,000 customers, or a population of 350,000, through its regulated water utility subsidiaries: The Connecticut Water Company in Connecticut and The Maine Water Company in Maine.

Mr. Thornburg thanked Nicholas DeBenedictis, Chairman, President and CEO of Aqua America and his team who worked closely with Connecticut Water to complete the transaction a little more than five months after it was announced. Connecticut Water and Aqua America had announced on July 27, 2011, that the companies had reached an agreement for Connecticut Water to purchase Aqua Maine from Aqua America. The MPUC had approved the acquisition by Connecticut Water on November 22, 2011, and the closing was completed on January 1, 2012.

As called for under the previously announced agreement, at the closing Connecticut Water purchased all of the capital stock of Aqua Maine, Inc. for an aggregate cash purchase price of approximately $35.8 million, subject to certain closing adjustments, plus assumption of approximately $17.7 million of long-term debt as of December 31, 2010.

News media contacts:

Judy E. Wallingford, President
Maine Water
PO Box 310
West Rockport, ME  04865
(207) 236-8428

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664 -6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operations, financial position and long-term strategy. These forward-looking statements speak only as of the date of this release and are based on current information and expectations. These forward looking statements are also subject to risks and uncertainties, including our ability to successfully integrate Maine Water’s operations, customers and employees and the other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.